November 25, 1996



Bailard, Biehl & Kaiser International Fund Group, Inc.
2755 Campus Drive
San Mateo, CA  94403


                  Re:    Rule 24f-2 Notice

Ladies and Gentlemen:

                  We have acted as counsel for the Bailard, Biehl & Kaiser International Fund Group, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing of a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, concerning sales of the Company's shares during the fiscal year ended September 30, 1996 (the "Notice").

                  We have examined records, instruments, certificates and other documents that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures;
(b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the documents we have reviewed.
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Bailard, Biehl & Kaiser International Fund Group, Inc.
November 25, 1996
Page 2



            Based on such examination, we are of the opinion that the shares sold during the fiscal year ended September 30, 1996 as reported in the Notice were legally issued and are fully paid and nonassessable.

                               Very truly yours,


                               HOWARD, RICE, NEMEROVSKI,
                               CANADY, FALK & RABKIN,
                               A Professional Corporation


                               By:    Andre W. Brewster
                               ----------------------------------------
                                      Andre W. Brewster